EXHIBIT A


March 15, 2002

To: Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue
New York, NY 10022
Telephone: 212-893-9500
Facsimile: 212-893-9575

From: Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products
9 West 57th Street, 40th floor
New York, NY 10019
Telephone: 212-583-8373
Facsimile:  212-230-8610

Re: Forward Delivery Transaction

Reference: NY-8535

     The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (either "BofA" or "Party A") and Welsh, Carson, Anderson & Stowe VIII, L.P. (either the "Counterparty" or "Party B") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

     The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Confirmation evidences a complete binding agreement between the Counterparty and BofA as to the terms of the Transaction to which this Confirmation relates. This Transaction shall be considered to be a Share Transaction for purposes of the Equity Definitions.

     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. If the Counterparty and BofA have entered into an ISDA Master Agreement (the "Agreement"), then this Confirmation supplements, forms a part of, and is subject to, that Agreement, as amended and supplemented from time to time. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. If the Counterparty and BofA have not entered into an ISDA Master Agreement, then they agree to use all reasonable efforts to promptly negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form"), with such modifications as the Counterparty and BofA will in good faith agree. Upon the execution of such an agreement, this Confirmation will supplement, form a part of, and be subject to, that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until the parties execute and deliver that agreement, this Confirmation, together with all other documents relating to the ISDA Form (each a "Confirmation") confirming transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (without any Schedule, but with the elections made herein) on the Trade Date of the first such Transaction between us (such agreement, or the ISDA Form, hereinafter the "Agreement"). In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

March 15, 2002

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

(a) General Terms:

     Trade Date:                        March 15, 2002

     Effective Date:                    May 20, 2002

     Shares: The common shares of Triad Hospitals, Inc.(the "Issuer")(Exchange symbol
                                        "TRI")

     Exchange:                          New York Stock Exchange

     Related Exchanges:                 Chicago Board Options Exchange, Chicago
                                        Mercantile Exchange and Pacific Stock
                                        Exchange

     Maturity Date:                     The final Valuation Date (expected to be
                                        May 15, 2003)

     Exchange Business Day:             Any day on which there is trading of the
                                        Shares on the Exchange

     Settlement Currency:               USD

     Clearance System:                  The customary  manner for delivery of
                                        Shares in certificated form bearing a
                                        Rule 145 restrictive legend.

(b)  Determination of Number of Shares to be Delivered:

     Number of Shares to be Delivered:  For each Settlement  Date, the sum of the Daily Forward Delivery Amounts for
                                        each  Valuation  Date that has occurred
                                        up to and including  the  Settlement
                                        Valuation  Date with respect to such
                                        Settlement  Date for which  settlement
                                        has not  occurred.

     Daily Forward Delivery Amount:     For each Valuation  Date on which a
                                        Forward  Delivery Event occurs (on a per
                                        day,  non-cumulative  basis),  4,000
                                        Shares.  For each other Valuation Date,
                                        zero Shares.

     Forward Delivery Event:            Any Valuation  Date on which the Closing
                                        Price is greater than the Threshold
                                        Price.

     Closing Price:                     The closing  price per Share on the
                                        Exchange at the Valuation Time on each Valuation Date

     Valuation Time:                    At the close of trading during the
                                        regular trading session on the Exchange

     Valuation Date:                    Each of the 250 Exchange  Business Days
                                        immediately  following the Effective
                                        Date,  unless there is a Market
                                        Disruption  Event on any such day. If
                                        there is a Market  Disruption  Event on
                                        such a day, then the  Valuation  Date
                                        that would have  occurred on such day
                                        shall be  postponed  and shall be the
                                        first succeeding  Exchange  Business
                                        Day on which  there is no Market
                                        Disruption Event,  unless  there  is a
                                        Market  Disruption  Event  on each of
                                        the  five Exchange  Business Days

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

                                        immediately following the original date that would have been the Valuation
                                        Date (the  "Scheduled Valuation Date").
                                        In that case, (i) that fifth Exchange
                                        Business  Day shall be deemed to be the
                                        Valuation  Date, for such Exchange
                                        Business Day and each of the five
                                        immediately  preceding Exchange Business
                                        Days, notwithstanding the Market
                                        Disruption  Event, (ii) the Calculation
                                        Agent shall determine whether or not a
                                        Forward  Delivery  Event has occurred
                                        for such  Exchange  Business Day and
                                        each of the five immediately preceding
                                        Exchange Business Days based on its good faith estimate of the closing price for the Share that would have prevailed but for that Market Disruption Event as of the Valuation Time on that fifth Exchange Business Day and such good faith estimate shall be the Closing Price.

                                        Any Valuation Dates that occur on the
                                        same day as a result of the
                                        postponements set forth hereof shall be
                                        counted separately for purposes of
                                        determining the Maturity Date.

                                        For the avoidance of doubt, the first two lines of Section 4.3(a) of the Equity Definitions are amended to read: 'Section 4.3 Market Disruption Event. (a) "Market Disruption Event' in relation to a Forward Delivery Transaction means:'.

     Threshold Price:                   U.S. $34.2278

     Forward Delivery Price:            U.S. $41.7905

(c)  Physical Settlement Terms:

     Physical Settlement:               Applicable,  unless the  Counterparty
                                        elects Cash  Settlement in accordance
                                        with the terms set forth below.  If
                                        Physical Settlement is applicable, on each Settlement Date, BofA shall pay to Counterparty an amount expressed in the Settlement Currency equal to the
                                        Settlement Price, and Counterparty
                                        shall  deliver  to BofA the  Number of
                                        Shares to be  Delivered  through  the
                                        Clearance  System on a delivery  versus
                                        payment basis.  For the avoidance of
                                        doubt,  it is understood that physical
                                        delivery of certificates  for Shares
                                        bearing a Rule 145 restrictive legend will be an appropriate manner of delivery.

     Settlement Price:                  The Number of Shares to be  Delivered
                                        multiplied  by the  Forward  Delivery
                                        Price (subject to the Additional
                                        Conditions as set forth below)

     Settlement                         Valuation Date: The Friday of each week,
                                        from and including May 24, 2002, to and
                                        including the Maturity Date, or if such
                                        day is not an Exchange Business Day, the next following Exchange Business Day, unless there is a Market Disruption
                                        Event on such day in which case the
                                        terms as set forth under the definition
                                        of "Valuation Date" shall apply

     Settlement Date:                   The third Clearance System Business Day
                                        following each Settlement  Valuation
                                        Date,  unless a Settlement  Disruption
                                        Event prevents delivery of the Shares
                                        on such day. If a

March 15, 2002

                                        Settlement Disruption Event prevents
                                        delivery on such day, then the
                                        Settlement Date will be the first
                                        succeeding day on which delivery of the
                                        Shares can take place through the
                                        relevant Clearance System unless a
                                        Settlement Disruption Event prevents
                                        settlement on each of the 10 relevant
                                        Clearance System Business Days
                                        immediately following the original date
                                        that, but for the Settlement Disruption
                                        Event, would have been the Settlement
                                        Date.  In that case, (a) if such Shares
                                        can be delivered in any other
                                        commercially reasonable manner,  then
                                        the Settlement Date will be the first
                                        day on which settlement of a sale of
                                        Shares executed on that 10th relevant
                                        Clearance System Business Day
                                        customarily would take place using such
                                        other commercially reasonable manner of
                                        delivery (which other manner of delivery will be deemed the relevant Clearance System for the purposes of the delivery of the relevant Shares), and (b) if such Shares cannot be delivered in any other commercially reasonable manner, then the Settlement Date will be postponed until delivery can be effected through the relevant Clearance System or in any other commercially reasonable manner.

                                        With respect to each Settlement Date,
                                        the provisions of Sections 6.5, 6.6,
                                        6.7, 6.8 and 6.10 of the Equity
                                        Definitions will be applicable, except
                                        that all references in such provisions
                                        to "Physically-Settled option
                                        Transaction" shall be read as references to a "Forward Delivery Transaction".


     Additional Conditions:             If Physical Settlement is applicable the
                                        Counterparty shall to the satisfaction
                                        of BofA cause the Shares to be
                                        delivered on each Settlement Date
                                        without any legend restricting transfer
                                        on the certificate evidencing such
                                        Shares other than a Rule 145 restrictive legend. The Counterparty will use commercially reasonable efforts to assist BofA in obtaining the removal of any Rule 145 restrictive legend in order to effectuate the settlement of a resale of such Shares by BofA or an affiliate of BofA in a transaction effected in accordance with Rule 145(d)(1) or (2) under the Securities Act of 1933, as amended (a "Rule 145(d) Sale"), including but not limited to, the delivery of certificates or documents as to matters of fact regarding the Counterparty required by the Transfer
                                        Agent or the Issuer in connection with
                                        such sales.


(d) Cash Settlement Terms:

     Option to Cash Settle:             Counterparty shall have the right, but
                                        not the obligation, to cash settle any
                                        Daily Forward Delivery Amount, in whole, but not in part, by executing to and delivering written notice specifying that Cash Settlement applies on any Currency Business Day that is at least five (5) Currency Business Days prior to the applicable Settlement Valuation
                                        Date.

     Settlement Price:                  The Number of Shares to be Delivered
                                        multiplied by the Forward Delivery Price

March 15, 2002

     Cash Settlement:                   If Cash Settlement is applicable, BofA
                                        shall pay to the Counterparty the
                                        Settlement Price and Counterparty shall
                                        pay to BofA an amount equal to the
                                        Number of Shares to be Delivered times
                                        the Cash Settlement Price and such
                                        payment obligation shall be netted.

     Settlement Currency:               U.S. Dollars

     Cash Settlement Price:             The closing price per Share on the
                                        Exchange at the Valuation Time on the
                                        Settlement Valuation Date

     Cash Settlement Payment Date:      Three Currency Business Days following
                                        each Settlement Valuation Date
Adjustments:

Method of Adjustment:                   Calculation Agent Adjustment, where
                                        following any Potential Adjustment
                                        Event, the Calculation Agent will
                                        determine whether such Potential
                                        Adjustment Event has a material effect
                                        on the theoretical value of the
                                        Transaction, and if so, will (i) make
                                        the corresponding adjustments, if any,
                                        to any one or more of, the Forward
                                        Delivery Price, Threshold Price,
                                        Settlement Price, Daily Forward Delivery
                                        Amount, Number of Shares to be
                                        Delivered,  and any other variable
                                        relevant to the valuation,
                                        settlement or payment terms of this
                                        Transaction (including but not limited
                                        to the payment of any extraordinary
                                        dividends to BofA) as the Calculation
                                        Agent reasonably determines appropriate
                                        to account for that material effect and
                                        (ii) determine the effective date of the adjustment.

Extraordinary Events:

       Consequence of Merger Events

       (a)  Share-for-Share:            Alternative Obligation, where on or
                                        after the relevant Merger Date, in the
                                        case of Forward Delivery Transaction,
                                        the number of New Shares to which a
                                        holder of the Forward Delivery Amounts
                                        would be entitled upon consummation of
                                        the Merger Event will be deemed to be
                                        the Forward Delivery  Amounts, and the
                                        New Shares and their issuer will be
                                        deemed the "Shares" and the "Issuer"
                                        respectively, and if necessary, the
                                        Calculation Agent will adjust any of
                                        relevant terms accordingly.
                                        Notwithstanding the above, the
                                        Calculation Agent will  determine if
                                        such Merger Event adjustment affects
                                        the theoretical value of the
                                        Transaction and if so, may in its
                                        reasonable discretion  make any
                                        adjustments to the terms of the
                                        Transaction as it deems necessary to
                                        reflect the characteristics (including
                                        without limitation, the volatility,
                                        dividend practice and policy and
                                        liquidity) of the New Shares.

       (b)  Share-for-Other:            Cancellation and Payment(as defined
                                        below)

       (c)  Share-for-Combined:         Cancellation and Payment (as defined
                                        below)

Nationalization, Insolvency or
De-Listing Event:                       Cancellation and Payment (as defined
                                        below)


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

"De-Listing Event" means that the Shares cease to be listed on, or quoted by, any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (or their respective successors) for any reason (other than a Merger Event). Upon the occurrence of a De-Listing Event, Cancellation and Payment (as defined below) will apply, with the Announcement Date deemed to be the date that the De-Listing Event first occurs (as determined by the Calculation Agent).

Cancellation and Payment means, in the case of a Forward Delivery Transaction, the Transaction will be cancelled as of the Merger Date, in the case of a Merger Event, or the Announcement Date in the case of a Nationalization, Insolvency or De-Listing Event, and Counterparty will pay to BofA or BofA shall pay to the Counterparty, as the case may be, an amount in cash equal to the "Termination Value", such payment to be made not later than three Currency Business Days following the determination by the Calculation Agent of such amount (denominated in the currency for settlement of the Transactions as determined by the Calculation Agent). The "Termination Value" shall be an amount as determined by the Calculation Agent representing the fair value to BofA and its affiliates and the Counterparty of an agreement that would preserve for BofA and its affiliates and the Counterparty the economic equivalent of the aggregate payment and deliveries in respect of the Forward Delivery Transaction that would have been required but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event (taking into account any adjustment that may have been calculated on or prior to such date). The Calculation Agent shall calculate such amount based on the following factors (and such other factors as it deems appropriate) (i) the volatility of the Shares, (ii) dividends on the Shares,
(iii) a value ascribed to the Shares equal to the consideration, if any, paid in respect of such Shares to holders of such Shares at the time of the Merger Event, Nationalization, Insolvency or De-Listing Event (iv) prevailing interest rates, and (v) a term equal to the number of days from the Announcement Date through and including the Maturity Date. For the avoidance of doubt, for purposes of calculating the value of this Transaction on any given day, such value shall be based on a number of Shares equal to the Maximum Number of Daily Forward Delivery Amounts for such Transaction.

Maximum Number of Daily Forward Delivery Amounts means, for any day from but excluding the Trade Date, to and including the Maturity Date, an amount as determined by the Calculation Agent equal to the sum of the Daily Forward Delivery Amounts for each day up to and including the Maturity Date for which settlement has not occurred, assuming for purposes of calculating the Maximum Number of Daily Forward Delivery Amounts only that a Forward Delivery Event will occur on each Valuation Date until the Maturity Date.

3. Payments on Early Termination:           Second Method and Loss

4. Calculation Agent:                       BofA

5. Account Details:

         Account for payments to Counterparty:

                  United States Trust Company of New York
                  ABA#  021-001-318
                  In favor of: Welsh, Carson, Anderson & Stowe VIII
                  A/C # 69-86862
                  Attn: Dorothy Oertel, (212) 669-6143

         Account for payments to BofA:

                  Bank of America, NA
                  San Francisco, CA
                  SWIFT:   BOFAUS6S
                  Bank Routing:  121-000-358
                  Account Name:  Bank of America
                  Account Number:  12333-34172

                  Account for delivery of Shares to BofA:     Will advise.

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

6.     Offices and Notice Information:

       (a)    The Office of BofA for the Transaction is: Charlotte

               Address for Notices:
               Bank of America, N.A.
               c/o Banc of America Securities LLC
               Equity Financial Products
               9 West 57th Street, 40th floor
               New York, NY 10019
               Telephone: 212-583-8373
               Facsimile: 212-230-8610

       (b)     The Office of the Counterparty for the Transaction is:
               Inapplicable. Counterparty is not a Multibranch Party.

               Address for Notices:
               Welsh, Carson, Anderson & Stowe VIII, L.P.
               320 Park Avenue
               New York, NY 10022
               Telephone: 212-893-9500
               Facsimile: 212-893-9575

7.       Other Provisions:

         (a)  Counterparty  Representations.  Counterparty  represents and
              -----------------------------
         warrants to and for the benefit of BofA, as of the date hereof, and continuously until termination of this Agreement, as follows:

              (i) Non-affiliated representation. Counterparty represents and warrants to BofA, that it is not, and during the term of this Transaction, will not become an affiliate, within the meaning of Rule 144(a)(1) of the Securities Act of 1933, as amended (the "Securities Act"), of the Issuer.

              (ii) The Counterparty represents and warrants to BofA that it (i) is an "accredited investor" within the meaning of Rule 501(a)(1),
              (2), (3), (7) or (8) under the Securities Act, (ii) is acquiring the instruments described in the Transaction for its own account, and not with a view to distribution and (iii) understands and acknowledges that the Transaction has not and will not be registered under the Securities Act.

              (iii) No Information. The Counterparty represents and warrants to BofA that it is not entering into this Transaction while in possession of material, non-public information concerning the business, operations or prospects of the Issuer. "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell, or hold securities of the Issuer.

              (iv) Counterparty has the legal capacity, power and right to execute, deliver, and perform its obligations under, and in accordance with the Agreement, any Credit Support Document to which Counterparty is a party, and this Transaction.

         (b) This confirmation shall be governed by the law of the State of New York without reference to the choice of law rules thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

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


         (c)  WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HEREBY IRREVOCABLY
              --------------------------------
              WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         (d) Counterparty and BofA hereby acknowledge and agree that BofA has authorized Counterparty to disclose this Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and BofA hereby waives any and all claims to any proprietary rights with respect to this Transaction, and authorizes Counterparty to use any information which Counterparty receives or has received with respect to this Transaction in any manner.

         (e)  Relationship Between Parties:

         Counterparty represents that:

              (i) Non-Reliance. It is acting for its own account, and it has made its own independent decision to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. It has not received from the other party any assurance or guarantee as to the expected results of this Transaction.

              (ii) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the financial and other risks of this Transaction.

              (iii) Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of this Transaction.

          (f) Additional Covenants of Counterparty.  Counterparty covenants
              -------------------------------------
              and agrees with BofA that:

              (i) if the Transaction relates to a position in restricted or control securities within the meaning and scope of Rule 144, promulgated under the Securities Act, Counterparty shall: (A) provide accurate and complete information upon request of BofA concerning the manner of acquisition, duration of holding period, or the size of such securities position, any affiliation with the Issuer, and prior or anticipated sales, agreements, rights, options, sales, lock-up arrangements, aggregation requirements, and/or any other information relating to such securities; (B) file or cause to be filed with the Securities and Exchange Commission or any other governmental, regulatory, or self-regulatory authority, any and all disclosure documents which may be required or appropriate, including, but not limited to, the disclosure documents required by Rule 144 and/or Sections 13 or 16 of the Securities Exchange Act of 1934, as amended; and (C) promptly advise BofA prior to making any sales of, or executing any other transaction or agreement involving, such securities which are the subject of this Transaction; and

              (ii) if the Transaction may involve, require or result in the delivery of securities or other financial assets, Counterparty is the legal and sole beneficial owner of the pledged Shares, and the same are free and clear of any all liens, charges, equities of redemption, rights of pre-emption, and any other security interests or encumbrances whatsoever other than Rule 145 restrictions; provided however, that if the pledged Shares are held through a Clearance System, (a) recordation of legal

March 15, 2002
              title in the name of such Clearance System or its nominee, and (b) liens on the pledged Shares of the type that are routinely imposed on all securities in such Clearance System, shall be permitted.


         (g) Each party represents that it is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following under (x) or (y) is true:

                  (x)      such party is an individual who:

                  (A)      has total assets in excess of U.S. $10,000,000; or

                  (B) has total assets in excess of U.S. $5,000,000 and has entered into this Transaction in order to manage the risk associated with an asset owned or liability incurred, or reasonably likely to be owned or incurred, by such party;

                  or,

                  (y) It is a corporation, partnership, proprietorship, organization, trust or other entity and:

                  (A)      It has total assets in excess of U.S. $10,000,000; or

                  (B) The obligations of it hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through
                           (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of
                           the CEA; or

                  (C) it has a net worth in excess of U.S. $1,000,000 and has entered into this Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

         (h) Counterparty acknowledges and agrees that it is not relying, and has not relied, upon BofA or any affiliate of BofA, with respect to the legal, accounting, tax or other implications of this Transaction and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Counterparty further acknowledges and agrees that neither BofA nor any affiliate of BofA has acted as advisor in any capacity in connection with this Transaction. The Counterparty is entering into this Transaction with a full understanding of all the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

         (i) Collateral Provisions. As collateral security for any amounts due
             ---------------------
             to BofA with respect to this Transaction or pursuant to any document executed in connection therewith, the Counterparty granted to BofA a security interest in 1,000,000 Shares (such number of Shares, the "Collateral") pursuant to the Pledge Agreement dated March 15, 2002 by and between the Counterparty and BofA (the "Pledge Agreement"). The Pledge Agreement, any other pledge or security agreement executed by Counterparty in replacement or substitution of the Pledge Agreement, whether or not expressly referencing the Transaction, and any amendment, modification or replacement of or substitution therefor, shall constitute a Credit Support Document under the Agreement.

         (j) Certain  Authorized  Transfers.  BofA may transfer or assign its
             -------------------------------
             rights and obligations in whole or in part to (i) any of its affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, BofA.


                                  Page 9 of 12

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


         (k) Additional Termination Events
             -----------------------------

             It shall be an Additional Termination Event with respect to Counterparty only and, with respect to such Additional Termination Event, Counterparty shall be the Affected Party and all Transactions shall be Affected Transactions:

             (i) Breach of Agreement, Dissolution of Partnership.

                 (A) the General Partner materially breaches any provision of the Amended and Restated Agreement of Limited Partnership of Welsh, Carson, Anderson & Stowe VIII, L.P. (the "Partnership Agreement");

                 (B)     any event shall occur pursuant to Section 7.01 or
                         Section 7.02 of the Partnership Agreement; or

                 (C) any occurrence or circumstance which in the reasonable opinion of BofA would prevent the Counterparty from performing any of its obligations under this Transaction.

              (ii) Any "Hedging Disruption Event", which term shall mean with respect to BofA any inability (which shall include an increase in costs) due to market illiquidity, illegality (as defined in the Agreement, but with respect to the Transaction hedge), or lack of availability of hedging transaction market participants or otherwise, to establish, re-establish or maintain any hedging transaction(s) necessary in the normal course of BofA's business of hedging the price and market risk of entering into and performing under the Transaction; provided, however, that, solely with respect to any such increase in costs, no Hedging Disruption Event shall be deemed to have occurred if Counterparty agrees to such adjustments to the terms of the Transaction as the Calculation Agent, in its sole discretion, deems necessary to compensate BofA for such increase in costs.

         (l) The "Cross Default" provisions of Section 5(a)(vi) of the Agreement will apply to the Counterparty and, and for such purpose "Specified Indebtedness" will have the meaning specified in
              Section 14, and the "Threshold Amount" in relation to the Counterparty shall be zero.

         (m) For purposes of the Agreement, "Specified Transaction" shall also include any transaction with respect to the forward sale or delivery of any security.

         (n)  Designation by BofA. Notwithstanding any other provision in this
              -------------------
              Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any shares or other securities to or from the Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA obligations in respect of this Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to the Counterparty to the extent of any such performance.

         (o)  Set-off. In addition to any rights of set-off as specified in any
              -------
              Schedule to the Agreement now or hereafter executed between the parties, BofA shall have rights of set-off as specified in the applicable Pledge Agreement, any other Credit Support Document, or as otherwise provided by contract or law.



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


         (p)  Additional Provisions.
              ----------------------

              (i) Section 9.1(e) of the Equity Definitions shall be amended to add the new following subsection (vii) "(vii) any tender offer with respect to the Shares which is not a Merger Event as defined in Section 9.2 of the Equity Definitions and is deemed to be material in the determination of the Calculation Agent".

              (ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words "other similar" between "any" and "event"; deleting the words "diluting or concentrative" and replacing them with "material"; and adding the following words at the end of the sentence "or the Transaction".

              (iii) For purposes of Section 9.1(e)(iii) of the Equity Definitions, any dividend on the Shares for which the ex-dividend date occurs during the period from and excluding the Trade Date, to and including the Maturity Date, shall be deemed to be an extraordinary dividend.

              (q) Indemnity. In the event that BofA or any of its affiliates
                  ----------
              becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any tax, regulatory or accounting position taken by Counterparty in connection with this Agreement, or the Pledge Agreement, the Counterparty shall reimburse BofA or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold BofA or such affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which BofA or such affiliate may become subject in connection with any such action, proceeding or investigation; provided, however, that notwithstanding anything in this sentence to the contrary, Counterparty shall have no liability under this paragraph (q) with respect to any regulatory violation of the Securities Act in connection with BofA's purchase of the Shares from Counterparty as a private placement not registered under the Securities Act. The reimbursement and indemnity obligations of the Counterparty under this paragraph shall be in addition to any liability that the Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of BofA and its affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Counterparty, BofA, any such affiliate and any such person. The Counterparty also agrees that neither BofA nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Counterparty for or in connection with any matter referred to in this Agreement or the Pledge Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Counterparty result from the gross negligence or bad faith of BofA or a breach by BofA of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of this Agreement.

         (r) Counterparty consents to BofA or any of its affiliates or agents communicating and conferring with the Issuer, its attorneys, and its transfer agent in connection with the transfer of the Shares to BofA pursuant to the terms of this Transaction.

         (s) If, at any time after the Settlement Date, BofA shall consider or be advised that any assignments, assurances or any other similar actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in BofA its rights, title or interest in, to or under any of the Shares, Counterparty agrees to take such actions as may be reasonably necessary or desirable to vest in BofA and to perfect or confirm in respect of BofA any and all right, title and interest, in, to and under such Shares. The representations and warranties of the parties hereunder and the obligations of the parties to this Agreement under this Section 7(s) hereof shall survive termination of this Agreement and shall survive the Settlement Date.

March 15, 2002

         (t) BofA represents and warrants to and for the benefit of Counterparty that it is purchasing the Shares for its own account, not with a view towards resale or distribution in violation of the Securities Act.


             Please confirm your acceptance and agreement with the foregoing by immediately executing the copy of this Confirmation enclosed for that purpose and returning it to Bank of America, N.A. by facsimile at (212) 230-8610 (Attn: Debra Marvin).



                                            Very truly yours,

                                            Bank of America, N.A.


                                            By:
                                               ---------------------------
                                               Authorized Signatory
                                               Name:


         Accepted and confirmed
         as of the Trade Date:

         Welsh, Carson, Anderson & Stowe VIII, L.P.
         By WCAS VIII Associates LLC, General Partner


         By:
            ---------------------------
            Managing Member
            Name:




































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March 15, 2002